Exhibit 99.1

Westwood Holdings Group, Inc. Reports 2010 Results and Increases Quarterly Dividend; Assets Under Management Increase 23% Year-over-year to Record $12.5 Billion; Mutual Fund Assets Increase 71% Year-over-year to Record $970 Million

DALLAS--(BUSINESS WIRE)--February 3, 2011--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2010 fourth quarter revenues of $15.4 million, net income of $3.3 million and earnings per diluted share of $0.46. This compares to revenues of $12.7 million, net income of $2.7 million and earnings per diluted share of $0.38 in the fourth quarter of 2009. Economic Earnings were $5.7 million compared to $4.7 million for the fourth quarter of 2009. Economic Earnings per share (“Economic EPS”) were $0.81 per diluted share compared to $0.73 per diluted share for the fourth quarter of 2009. (Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.)

Assets under management were $12.5 billion as of December 31, 2010, an increase of 23% compared to $10.2 billion as of December 31, 2009. The increase was primarily due to market appreciation of assets under management, the acquisition of McCarthy Group Advisors in November and asset inflows from new and existing clients, partially offset by the withdrawal of assets by certain clients. Mutual fund assets, including five WHG Funds and the McCarthy Multi-Cap Stock Fund, were $970 million as of December 31, 2010, an increase of 71% compared to assets of $566 million as of December 31, 2009. On February 1, 2011, shareholders of the McCarthy Multi-Cap Stock Fund approved the fund’s reorganization into the WHG Dividend Growth Fund (WHGDX).

Brian Casey, Westwood’s President & CEO, commented, “Westwood achieved a number of important milestones in 2010. We posted the highest levels of assets under management, revenue and net income in our history. We expanded our private wealth franchise with the acquisition of McCarthy Group Advisors and introduced SMidCap Plus+ as an investment alternative to our highly successful SMidCap product, which recently reached its maximum asset capacity. Our WHG Funds continued their strong organic growth and approached $1 billion at year-end. Looking forward, we intend to utilize our stable financial position to reinvest in our business and capitalize on attractive growth opportunities in the marketplace.”

Westwood’s Board of Directors declared a quarterly cash dividend of $0.35 per common share, an increase from the previous quarterly dividend of $0.33 per share, payable on April 1, 2011 to stockholders of record on March 15, 2011.

For the year ended December 31, 2010, Westwood reported revenues of $55.3 million, net income of $11.3 million and earnings per diluted share of $1.58, compared to revenues of $42.6 million, net income of $7.9 million and earnings per diluted share of $1.09 for 2009. Economic Earnings for the year ended December 31, 2010 were $20.8 million compared to $15.6 million for 2009, while Economic EPS for the year ended December 31, 2010 were $3.06 per diluted share compared to $2.45 per diluted share for 2009.

Total expenses for the fourth quarter were $10.3 million compared with $8.4 million for the fourth quarter of 2009. Economic Expenses were $7.9 million compared with $6.5 million for the fourth quarter of 2009. (An explanation and reconciliation of Economic Expenses to total expenses is included in the attached tables.)

Westwood will host a conference call to discuss fourth quarter 2010 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (international). The conference call can also be accessed at www.westwoodgroup.com under the Investor Relations tab and will be available for replay through February 10 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 2591331.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds, individuals and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the WHG Funds, please visit www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the concentration of our revenues in a small number of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2009 and its quarterly report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUES:
Advisory fees
Asset-based	$11,696	$9,676	$42,153	$31,794
Trust fees	3,101	2,938	12,051	10,304
Other revenues, net	633	109	1,109	455
Total revenues	15,430	12,723	55,313	42,553

EXPENSES:
Employee compensation and benefits	7,554	6,765	29,001	23,730
Sales and marketing	254	128	823	576
WHG mutual funds	318	175	662	600
Information technology	374	296	1,351	1,221
Professional services	1,025	401	2,941	1,531
General and administrative	788	671	2,814	2,577
Total expenses	10,313	8,436	37,592	30,235
Income before income taxes	5,117	4,287	17,721	12,318
Provision for income taxes	1,862	1,566	6,441	4,423
Net income	$3,255	$2,721	$11,280	$7,895

Earnings per share:
Basic	$0.48	$0.38	$1.62	$1.10
Diluted	$0.46	$0.38	$1.58	$1.09

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009
(in thousands, except par value and share amounts)

	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$1,744	$2,879
Accounts receivable	7,348	6,406
Investments, at market value	43,300	42,246
Deferred income taxes	2,757	2,187
Other current assets	733	625
Total current assets	55,882	54,343
Goodwill	11,281	3,915
Intangible assets, net	5,119	1,050
Property and equipment, net of accumulated depreciation of $1,542 and $1,315	346	578
Total assets	$72,628	$59,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,290	$995
Dividends payable	-	2,359
Compensation and benefits payable	9,369	6,273
Income taxes payable	173	823
Deferred acquisition liability	899	900
Other current liabilities	13	11
Total current liabilities	11,744	11,361
Deferred acquisition liability	-	796
Deferred income taxes	117	238
Deferred rent	90	273
Total long-term liabilities	207	1,307
Total liabilities	11,951	12,668
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,874,873 and outstanding 7,645,678 shares at December 31, 2010; issued 7,308,812 and outstanding 7,151,472 shares at December 31, 2009	79	73
Additional paid-in capital	65,639	47,741
Treasury stock, at cost – 229,195 shares at December 31, 2010; 157,340 shares at December 31, 2009	(8,749)	(6,026)
Accumulated other comprehensive income	926	1,559
Retained earnings	2,782	3,871
Total stockholders’ equity	60,677	47,218
Total liabilities and stockholders’ equity	$72,628	$59,886

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,280	$7,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	274	241
Amortization of intangible assets	155	13
Fair market valuation of deferred acquisition liabilities	156	23
Unrealized gains on investments	(694)	(588)
Restricted stock amortization	9,269	7,666
Deferred income taxes	(350)	(73)
Excess tax benefits from stock based compensation	(1,026)	(1,518)
Net purchases of investments – trading securities	(714)	(9,721)
Changes in operating assets and liabilities:
Accounts receivable	(942)	6,232
Other assets	(94)	76
Accounts payable and accrued liabilities	(2,167)	(101)
Compensation and benefits payable	3,096	(779)
Income taxes payable and prepaid taxes	838	1,298
Other liabilities	(100)	(58)
Net cash provided by operating activities	18,981	10,606

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(39,877)	(64,984)
Sales of money market funds – available for sale	39,257	63,597
Cash paid for business combination	(5,609)	(251)
Purchases of property and equipment	(137)	(86)
Net cash used in investing activities	(6,366)	(1,724)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(2,723)	(2,526)
Excess tax benefits from stock based compensation	1,026	1,518
Proceeds from exercise of stock options	213	33
Cash dividends	(12,266)	(8,526)
Net cash used in financing activities	(13,750)	(9,501)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,135)	(619)
Cash and cash equivalents, beginning of year	2,879	3,498
Cash and cash equivalents, end of year	$1,744	$2,879

Supplemental cash flow information:
Cash paid during the year for income taxes	$5,937	$3,199
Issuance of restricted stock	14,664	7,263

Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	December 31%
	2010	2009	Change
Net Income	$3,255	$2,721	20%
Add: Restricted stock expense	2,342	1,972	19
Add: Intangible amortization	76	13	485
Add: Tax benefit from goodwill amortization	31	5	520
Economic earnings	$5,704	$4,711	21

Diluted weighted average shares	7,018,633	6,442,095	9
Economic earnings per share	$0.81	$0.73	11

Total expenses	$10,313	$8,436	22
Less: Restricted stock expense	(2,342)	(1,972)	19
Less: Intangible amortization	(76)	(13)	485
Economic expenses	$7,895	$6,451	22%

	Year Ended
	December 31%
	2010	2009	Change
Net Income	$11,280	$7,895	43%
Add: Restricted stock expense	9,269	7,666	21
Add: Intangible amortization	155	13	1,092
Add: Tax benefit from goodwill amortization	59	5	1,080
Economic earnings	$20,763	$15,579	33

Diluted weighted average shares	6,795,351	6,366,988	7
Economic earnings per share	$3.06	$2.45	25

Total expenses	$37,592	$30,235	24
Less: Restricted stock expense	(9,269)	(7,666)	21
Less: Intangible amortization	(155)	(13)	1,092
Economic expenses	$28,168	$22,556	25%

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900